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                                  EXHIBIT 23.2

                         Consent of Independent Auditors


The Board of Directors
InKine Pharmaceutical Company, Inc.:

                  We consent to the incorporation by reference in the Registration Statement on Form S-8, relating to 400,000 shares of common stock, par value $0.0001 per share, of InKine Pharmaceutical Company, Inc. issuable pursuant to certain written compensation contracts between the Company and Leonard S. Jacob, M.D., Ph.D, of our report dated July 24, 1997 on the financial statements of InKine Pharmaceutical Company, Inc. (formerly Panax Pharmaceutical Company Ltd.) included in the June 30, 1999, annual report on Form 10-K of InKine Pharmaceutical Company, Inc.

/s/  Richard A. Eisner & Company, LLP

New York, New York
March 30, 2000